SUPPLEMENT TO PROSPECTUS SUPPLEMENT Dated November 23, 2004
(To Prospectus Dated October 26, 2004)


                                  $20,265,000

                               INDYMAC MBS, INC.

                                   DEPOSITOR

                               [INDYMAC BANK LOGO]

                             SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2004-AR13
                                     ISSUER

This Supplement updates the Prospectus Supplement dated November 23, 2004 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2004-AR13, Mortgage Pass-Through Certificates, Series 2004-AR13 (the
"CERTIFICATES"), as described below.

Subject to the terms and conditions set forth in the underwriting agreement dated December 9, 2004 between the depositor and Goldman, Sachs & Co., the depositor has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase, the outstanding Class Certificate Balance of each class of Certificates set forth in the table below.

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                  DESIGNATION                      CLASS CERTIFICATE BALANCE
                                                         (APPROXIMATE)                             PASS-THROUGH RATE
        ------------------------------------------------------------------------------------------------------------------------
                   Class B-1                              $10,580,000                                  Variable
        ------------------------------------------------------------------------------------------------------------------------
                   Class B-2                              $ 5,960,000                                  Variable
        ------------------------------------------------------------------------------------------------------------------------
                   Class B-3                              $ 3,725,000                                  Variable
        ------------------------------------------------------------------------------------------------------------------------


Proceeds to the depositor from the sale of these Certificates (the "UNDERWRITTEN CERTIFICATES") are expected to be approximately $20,134,685 before deducting expenses payable by the depositor. The Underwritten Certificates will be purchased by Goldman, Sachs & Co. on or about December 10, 2004.

Distribution of the Underwritten Certificates will be made by Goldman, Sachs & Co. from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Goldman, Sachs & Co. may effect such transactions by selling the Underwritten Certificates to or through dealers and such dealers may receive from Goldman, Sachs & Co., for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. Goldman, Sachs & Co. and any dealers that participate with Goldman, Sachs & Co. in the distribution of the Underwritten Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Underwritten Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

The depositor has been advised by Goldman, Sachs & Co. that it intends to make a market in the Underwritten Certificates but Goldman, Sachs & Co. has no obligation to do so. There can be no assurance that a secondary market for the Underwritten Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.

The depositor has agreed to indemnify Goldman, Sachs & Co. against, or make contributions to Goldman, Sachs & Co. with respect to, liabilities customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.

This Supplement also updates the "Summary--ERISA Considerations" and "ERISA Considerations" sections on page S-6 and page S-64, respectively, in the Prospectus Supplement, to reflect the fact that the Underwritten Certificates are being purchased by a person to whom the Exemption has been granted.

                            ------------------------

This Supplement does not contain complete information about the Underwritten Certificates. Additional information is contained in the prospectus supplement dated November 23, 2004 prepared in connection with the issuance of the offered certificates and in the prospectus of the depositor dated October 26, 2004. You are urged to read this Supplement, the prospectus supplement, and the prospectus in full.

                              GOLDMAN, SACHS & CO.
                The date of this Supplement is December 9, 2004